UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 11, 2006

COACHMEN INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation or organization)	1-7160 (Commission File Number)	31-1101097 (I.R.S. Employer Identification No.)

2831 Dexter Drive, Elkhart, Indiana (Address of Principal Executive Offices)		46514 (Zip Code)

(574) 262-0123
(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 25, 2006, the Registrant entered into an agreement to sell its Cessna 1994 Citation Jet to Hudson Company of Tennessee (“Buyer”) pursuant to an Aircraft Purchase Agreement for the sale price of $2,275,000.  The Registrant disclaims all warranties and is selling the aircraft on an “as is” condition.  Delivery of the aircraft in acceptable condition must take place on or before June 9, 2006.

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On May 11, 2006, the Registrant received notice from MMS Investment Group, Inc., purporting to terminate a Contract for Sale of Real Estate dated March 15, 2006, pursuant to which MMS agreed to buy the Registrant’s Robertson County, Tennessee plant.

MMS asserts that certain trailers included in the sale of the Tennessee plant were unacceptable, and therefore MMS was entitled to cancel under paragraph 15 of the Contract allowing termination if a defect is discovered that materially affects the value of the property.  The portion of the total $5.3 million purchase allocated to the trailers in the Contract is $75,000. The Registrant believes that the value of the trailers is not material to the value of the property and that MMS must forfeit $25,000 of its earnest money deposit, plus interest. The parties have reached an agreement as to the amount of the forfeiture.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

        (d)        The following exhibit is furnished as a part of this Report:

2.1        Aircraft Purchase Agreement dated May 25, 2006 between the Registrant and Hudson Company of Tennessee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACHMEN INDUSTRIES, INC.

Date: June 2, 2006

By:    /s/Kathy L. Samovitz

Kathy L. Samovitz, Assistant Secretary